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                         FARR, MILLER & WASHINGTON, LLC
                                 CODE OF ETHICS


     (C) Copyright 2008, National Regulatory Services. All rights reserved.

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                  FARR, MILLER & WASHINGTON, LLC CODE OF ETHICS
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                                TABLE OF CONTENTS

          1 - Statement of General Policy

          2 - Definitions

          3 - Standards of Business Conduct

          4 - Prohibition Against Insider Trading

          5 - Personal Securities Transactions

          6 - Protecting the Confidentiality of Client Information

          7 - Compliance Procedures

          8 - Certification

          9 - Records

          10 - Reporting Violations and Sanctions

          STATEMENT OF GENERAL POLICY

          This Code of Ethics ("Code") has been adopted by Farr, Miller & Washington, LLC effective February 1, 2005 and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 ("Advisers Act").

          This Code establishes rules of conduct for all employees of Farr, Miller & Washington, LLC and is designed to, among other things, govern personal securities trading activities in the accounts of employees. The Code is based upon the principle that Farr, Miller & Washington, LLC and its employees owe a fiduciary duty to Farr, Miller & Washington, LLC's clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

          The Code is designed to ensure that the high ethical standards long maintained by Farr, Miller & Washington, LLC continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of our firm continues to be a direct reflection of the conduct of each employee.

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          Pursuant to Section 206 of the Advisers Act, both Farr, Miller &
          Washington, LLC and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that the Farr, Miller & Washington, LLC has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

          Farr, Miller & Washington, LLC and its employees are subject to the following specific fiduciary obligations when dealing with clients:

          o The duty to have a reasonable, independent basis for the investment advice provided;
          o The duty to obtain best execution for a client's transactions where the Firm is in a position to direct brokerage transactions for the client;
          o The duty to ensure that investment advice is suitable to meeting the client's individual objectives, needs and circumstances; and
          o   A duty to be loyal to clients.

          In meeting its fiduciary responsibilities to its clients, Farr, Miller & Washington, LLC expects every employee to demonstrate the highest standards of ethical conduct for continued employment with Farr, Miller & Washington, LLC. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with Farr, Miller & Washington, LLC. Farr, Miller & Washington, LLC's reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of the President, Michael K. Farr, or Susan
          W. Cantus, the Chief Compliance Officer, for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with Farr, Miller & Washington, LLC.

          The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of Farr, Miller & Washington, LLC in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the President, Michael K. Farr, or the CCO, Susan W. Cantus. They may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

          Susan W. Cantus will periodically report to senior management/board of directors of Farr, Miller & Washington, LLC to document compliance with this Code.

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          DEFINITIONS

          For the purposes of this Code, the following definitions shall apply:

          o "Access person" means any supervised person who: has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund RIA or its control affiliates manage; or is involved in making securities recommendations to clients that are nonpublic.

          o "Account" means accounts of any employee and includes accounts of the employee's immediate family members (any relative by blood or marriage living in the employee's household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest or exercises investment discretion.

          o "Beneficial ownership" shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of
                    Section 16 of such Act and the rules and regulations thereunder.

          o         "Reportable security" means any security as defined in
                    Section 202(a)(18) of the Advisers Act, except that it does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers' acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other types of open-end registered mutual funds, unless Farr, Miller & Washington, LLC or a control affiliate acts as the investment adviser or principal underwriter for the fund; and (v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless Farr, Miller & Washington, LLC or a control affiliate. acts as the investment adviser or principal underwriter for the fund.

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          o         "Supervised person" means directors, officers and partners of Farr, Miller & Washington, LLC (or other persons occupying a similar status or performing similar functions); employees of Farr, Miller & Washington, LLC (full time, temporary and consultants); and any other person who provides advice on behalf of Farr, Miller & Washington, LLC and is subject to Farr, Miller & Washington, LLC's supervision and control.

          STANDARDS OF BUSINESS CONDUCT

          Farr, Miller & Washington, LLC places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our firm and its employees by our clients is something we value and endeavor to protect. The following Standards of Business Conduct sets forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and also requires that all supervised persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission ("SEC").

          Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in the firm's Policies and Procedures Manual. The Code also contains policies and procedures with respect to personal securities transactions of all Farr, Miller & Washington, LLC's supervised persons as defined herein. These procedures cover transactions in a reportable security in which a supervised person has a beneficial interest or in accounts over which the supervised person exercises control as well as transactions by members of the supervised person's immediate family.

          Section 206 of the Advisers Act makes it unlawful for Farr, Miller & Washington, LLC or its agents or employees to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules thereunder.

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          PROHIBITION AGAINST INSIDER TRADING

          Every supervised person is prohibited from trading while in possession of material, nonpublic information or communicating such information to others in violation of the law. A copy of Farr, Miller & Washington's Policies and Procedures Concerning the Misue of Material Non-Public Information can be found in the firm's Policies and Procedures Manual. Any violation of the firm's policy statement can be expected to result in serious sanctions by Farr, Miller & Washington, including dismissal of the person(s) invloved.

          PERSONAL SECURITIES TRANSACTIONS

          GENERAL POLICY

          Farr, Miller & Washington, LLC has adopted the following principles governing personal investment activities by Farr, Miller & Washington, LLC's supervised persons:

          o The interests of client accounts will at all times be placed first;
          o All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and
          o Supervised persons must not take inappropriate advantage of their positions.

          PRE-CLEARANCE REQUIRED FOR PRIVATE OR LIMITED OFFERINGS

          No supervised person shall acquire beneficial ownership of any securities in a limited offering or private placement without the prior written approval of Michael K. Farr or Susan W. Cantus who has been provided with full details of the proposed transaction and, if approved, will be subject to continuous monitoring for possible future conflicts.

          INTERESTED TRANSACTIONS

          No supervised person shall recommend any securities transactions for a client without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation:

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          o   any direct or indirect beneficial ownership of any securities of such issuer;
          o   any contemplated transaction by such person in such securities;
          o   any position with such issuer or its affiliates; and
          o any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

          PROTECTING THE CONFIDENTIALITY OF CLIENT INFORMATION

          CONFIDENTIAL CLIENT INFORMATION

          In the course of investment advisory activities of Farr, Miller & Washington, LLC, the firm gains access to non-public information about its clients. Such information may include a person's status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by Farr, Miller & Washington, LLC to clients, and data or analyses derived from such non-public personal information (collectively referred to as "Confidential Client Information"). All Confidential Client Information, whether relating to Farr, Miller & Washington, LLC's current or former clients, is subject to the Code's policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

          NON-DISCLOSURE OF CONFIDENTIAL CLIENT INFORMATION

          All information regarding Farr, Miller & Washington, LLC's clients is confidential. Information may only be disclosed when the disclosure is consistent with the firm's policy and the client's direction. Farr, Miller & Washington, LLC does not share Confidential Client Information with any third parties, except in the following circumstances:

          o As necessary to provide service that the client requested or authorized, or to maintain and service the client's account. Farr, Miller & Washington, LLC will require that any financial intermediary, agent or other service provider utilized by Farr, Miller & Washington, LLC (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by Farr, Miller & Washington, LLC only for the performance of the specific service requested by Farr, Miller & Washington, LLC;

          o As required by regulatory authorities or law enforcement officials who have jurisdiction over Farr, Miller & Washington, LLC, or as otherwise required by any applicable law. In the event Farr, Miller & Washington, LLC is compelled to disclose Confidential Client Information, the firm shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, Farr, Miller & Washington, LLC shall disclose only such information, and only in such detail, as is legally required;

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          o         To the extent reasonably necessary to prevent fraud,
                    unauthorized transactions or liability.

          EMPLOYEE RESPONSIBILITIES

          All supervised persons are prohibited, either during or after the termination of their employment with Farr, Miller & Washington, LLC, from disclosing Confidential Client Information to any person or entity outside the firm, including family members, except under the circumstances described above. A supervised person is permitted to disclose Confidential Client Information only to such other supervised persons who need to have access to such information to deliver the Farr, Miller & Washington, LLC's services to the client.

          Supervised persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with Farr, Miller & Washington, LLC, must return all such documents to Farr, Miller & Washington, LLC.

          Any supervised person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

          SECURITY OF CONFIDENTIAL PERSONAL INFORMATION

          Farr, Miller & Washington, LLC enforces the following policies and procedures to protect the security of Confidential Client Information:

          o The firm restricts access to Confidential Client Information to those supervised persons who need to know such information to provide Farr, Miller & Washington, LLC's services to clients;
          o Any supervised person who is authorized to have access to Confidential Client Information in connection with the performance of such person's duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;

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          o   All electronic or computer files containing any Confidential
              Client Information shall be password secured and firewall protected from access by unauthorized persons;
          o Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by supervised persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.
          o Upon hire, each employee is required to sign a Confidentiality agreement. This form is kept in the employee's personnel file.

          PRIVACY POLICY

          As a registered investment adviser, Farr, Miller & Washington, LLC and all supervised persons, must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the "nonpublic personal information" of natural person clients. "Nonpublic information," under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services. Pursuant to Regulation S-P Farr, Miller & Washington, LLC has adopted policies and procedures to safeguard the information of natural person clients.

          ENFORCEMENT AND REVIEW OF CONFIDENTIALITY AND PRIVACY POLICIES

          The President, Michael Farr, is responsible for reviewing, maintaining and enforcing Farr, Miller & Washington, LLC's confidentiality and privacy policies. Any exceptions to this policy requires the written approval of Michael Farr.

          COMPLIANCE PROCEDURES

          PRE-CLEARANCE

          A supervised person may, directly or indirectly, acquire or dispose of beneficial ownership of a reportable security only if: (i) such purchase or sale has been approved by a supervisory person designated by Farr, Miller & Washington, LLC firm; (ii) the approved transaction is completed by the close of business on the second trading day after approval is received; and (iii) the designated supervisory person has not rescinded such approval prior to execution of the transaction. Post-approval is not permitted.

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          Clearance must be obtained by completing and signing the Pre-clearance
          Form provided for that purpose by Susan W. Cantus. The Chief
          Compliance Officer monitors all transactions by all access persons in order to ascertain any pattern of conduct which may evidence conflicts or potential conflicts with the principles and objectives of this Code, including a pattern of frontrunning. If the compliance officer is not available, approval may be given the by the President, Michael Farr or the CFO, Michael Fox.

          Advance trade clearance in no way waives or absolves any supervised person of the obligation to abide by the provisions, principles and objectives of this Code.

          REPORTING REQUIREMENTS

          Every supervised person shall provide initial and annual holdings reports and quarterly transaction reports to Susan W. Cantus which must contain the information described below. It is the policy of Farr, Miller & Washington, LLC that each supervised person must arrange for their brokerage firm(s) to send automatic duplicate brokerage account statements and trade confirmations of all securities transactions to Susan W. Cantus.

          1. Initial Holdings Report

          Every supervised person shall, upon hire and no later than ten (10) days after the person becomes a supervised person, file an initial holdings report containing the following information:

          o The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each covered security in which the supervised person had any direct or indirect beneficial interest ownership when the person becomes a supervised person;
          o The name of any broker, dealer or bank, account name, number and location with whom the supervised person maintained an account in which any securities were held for the direct or indirect benefit of the supervised person; and
          o   The date that the report is submitted by the supervised person.

          The information submitted must be current as of a date no more than forty-five (45) days before the person became a supervised person.

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          2. Annual Holdings Report

          Every supervised person shall, no later than January 30 each year, file an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.

          3. Quarterly Transaction Reports

          Every supervised person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report containing the following information:

          With respect to any transaction during the quarter in a covered security in which the supervised persons had any direct or indirect beneficial ownership:

          o The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each covered security;
          o The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
          o The price of the covered security at which the transaction was effected;
          o The name of the broker, dealer or bank with or through whom the transaction was effected; and
          o   The date the report is submitted by the supervised person.

          (** Please note that this requirement may be satisfied by receipt of employee's duplicate brokerage account statement and trade confirmations.)

          4. Exempt Transactions

          A supervised person need not submit a report with respect to:

          o Transactions effected for, covered securities held in, any account over which the person has no direct or indirect influence or control;
          o   Transactions effected pursuant to an automatic investment plan;
          o Any transaction or holding report if Farr, Miller & Washington, LLC has only one supervised person, so long as the firm maintains records of the information otherwise required to be reported

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          5. Monitoring and Review of Personal Securities Transactions

          Susan W. Cantus or a designee will monitor and review all reports required under the Code for compliance with Farr, Miller & Washington, LLC's policies regarding personal securities transactions and applicable SEC rules and regulations. Susan W. Cantus may also initiate inquiries of supervised persons regarding personal securities trading. Supervised persons are required to cooperate with such inquiries and any monitoring or review procedures employed Farr, Miller & Washington, LLC. Any transactions for any accounts of Susan
          W. Cantus will be reviewed and approved by the President or other designated supervisory person. Susan W. Cantus shall at least annually identify all supervised persons who are required to file reports pursuant to the Code and will inform such supervised persons of their reporting obligations.

          CERTIFICATION

          INITIAL CERTIFICATION

          All supervised persons will be provided with a copy of the Code and must initially certify in writing to Susan W. Cantus that they have:
          (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all account holdings as required by the Code.

          ACKNOWLEDGEMENT OF AMENDMENTS

          All supervised persons shall receive any amendments to the Code and must certify to Susan W. Cantus in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

          ANNUAL CERTIFICATION

          All supervised persons must annually certify in writing to Susan W. Cantus that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code.

          FURTHER INFORMATION

          Supervised persons should contact Michael K. Farr or Susan W. Cantus regarding any inquiries pertaining to the Code or the policies established herein.

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          RECORDS

          Susan W. Cantus shall maintain and cause to be maintained in a readily accessible place the following records:

          o A copy of any code of ethics adopted by the firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;
          o A record of any violation of Farr, Miller & Washington, LLC's Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;
          o A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, a supervised person which shall be retained for five years after the individual ceases to be a supervised person of Farr, Miller & Washington, LLC;
          o A copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports;
          o A list of all persons who are, or within the preceding five years have been, access persons;
          o A record of any decision and reasons supporting such decision to approve a supervised persons' acquisition of limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

          REPORTING VIOLATIONS AND SANCTIONS

          All supervised persons shall promptly report to Michael Farr or Susan
          W. Cantus all apparent violations of the Code.

          Susan W. Cantus shall promptly report to senior management all apparent material violations of the Code. When Susan W. Cantus finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.

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          Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee's employment with the firm.